Exhibit 10.17
BOB’S DISCOUNT FURNITURE, LLC
434 Tolland Turnpike
Manchester, CT 06042
January 21, 2026
Carl Lukach
Address on File with the Company
Dear Carl:
I am pleased to confirm your acceptance of our offer for you to continue to be employed by Bob’s Discount Furniture, LLC (the “Employer”) and to serve as Executive Vice President and Chief Financial Officer of Bob’s Discount Furniture, Inc. (“Parent” and together with the Employer, the “Company”). This letter will set forth the terms of the amended and restated employment agreement between you, the Employer and Parent (the “Agreement”).
1.    Effective Date. The “Effective Date” of this Agreement will be January 21, 2026. The term of your employment (the “Term”) will continue until terminated pursuant to Section 6.
2.    Duties, etc. During the Term, you will be employed by the Employer on a full-time basis and serve as Parent’s Executive Vice President and Chief Financial Officer, acting at the discretion of and reporting to the President and Chief Executive Officer of Parent or his designee. In addition, you may from time to time serve (if so directed by the President and Chief Executive Officer or his designee) as an officer of any of the Company’s subsidiaries or other affiliates. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company and its affiliates.
3.    Compensation.
(a)    During the Term and subject to annual review for increase in the discretion of the Board of Directors of Parent (the “Board”) or the People Committee of the Board (the “People Committee”), the Company will pay you a base salary (the “Base Salary”) equal to $527,902 per year in accordance with the Company’s normal payroll procedures.
(b)    You will also be eligible to receive a discretionary annual bonus for each calendar year that ends during the Term. Your target bonus will be 60% of your Base Salary (the “Target Bonus”) and your annual bonus will range from 0-150% of your Base Salary based on achievement of applicable performance goals set by the Board or the People Committee (the amount of such annual bonus actually earned, the “Annual Bonus”). Subject to your continued employment through the payment date, except as provided below, any Annual Bonus will be paid promptly following the completion of year-end accounting for the performance year and approval of the bonus calculations by the Board or the People Committee.
(c)    You will be eligible to participate in Parent’s 2026 Equity Incentive Plan, or such other equity incentive plan of the Company that may be in effect from time to time, subject to such terms and conditions as shall be established by the Board or the People Committee.
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4.    Benefits/Expenses.
(a)    During the Term, you will be eligible to participate in all benefit and welfare plans made generally available to senior management of the Company, as in effect from time to time (including, without limitation, the Company’s life insurance program and 401(k) program) in accordance with applicable plan terms. In addition, you will be eligible to earn four weeks of vacation time per year (pro-rated for partial years) in accordance with the Company’s vacation policy applicable to senior management of the Company. The Company’s benefit and welfare plans will be subject to review and modification from time to time.
(b)    The Company will reimburse you for reasonable expenses incurred by you in performing services hereunder to the extent such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by the Company.
5.    Intentionally Omitted.
6.    Termination of Employment.
(a)    You or the Company may terminate your employment for any reason at any time, provided that you are required to provide written notice to the Company at least forty-five (45) days prior to any resignation without Good Reason. Promptly after the date your employment terminates for any reason (the “Termination Date”), you will be paid (i) your Base Salary through the Termination Date, (ii) reimbursement for unreimbursed business expenses properly incurred by you, payable in accordance with the policies and procedures reasonably established by the Company, (iii) any accrued but unused paid time off in accordance with Company policy and (iv) all other payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant, provided that, in no event will you be entitled to any severance or termination payments except as specifically provided in this Agreement (collectively, payments in (i) through (iv) hereof, the “Accrued Benefits”).
(b)    If your employment is terminated by the Company for a reason other than for Cause or Disability or by you for Good Reason, the Company will, in addition to the Accrued Benefits but in lieu of any other payments or benefits hereunder or otherwise, (i) pay any Annual Bonus earned in accordance with Section 3(b) for the preceding calendar year that has not been paid to you at the time of such termination (the “Earned Bonus”), (ii) continue to pay your Base Salary for a period of twelve (12) months following the Termination Date in accordance with the Company’s normal payroll procedures (“Salary Continuation”), (iii) pay the Annual Bonus that would otherwise have been paid for the calendar year of termination (based on actual performance for that year), pro-rated based on the portion of the calendar year you were employed by the Company (the “Pro-Rata Bonus”), and (iv) reimburse your (and your eligible dependents’) health care continuation (“COBRA”) premiums during the eighteen-month period immediately following termination (provided that such COBRA benefits shall not be provided to the extent that the Company determines that it would result in any fine, penalty or violation of law for being a discriminatory benefit or otherwise) (the “COBRA Reimbursement”, and, along with the Pro-Rata Bonus, the Earned Bonus and Salary Continuation, the “Severance Benefits’).
(c)    The Severance Payments are conditioned on you signing and not revoking a release of claims in the form attached hereto as Exhibit A (the “Release”) by the date specified
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therein (all of which must have occurred no later than sixty (60) days following your Termination Date) and your continued compliance with your obligations under this Agreement (including, without limitation, compliance with Section 7 and Section 8). The first payment of Severance Benefits will commence on the Company’s next regular payday that follows the sixtieth (60th) day following your Termination Date and will include all payments that would otherwise have been paid before such date. The Pro-Rata Bonus will be paid when bonuses are otherwise paid to employees for the applicable calendar year. Notwithstanding anything to the contrary herein, in the event of a breach of Section 7 or Section 8 (as determined by the Board in its good faith discretion) your right to receive any further Severance Payments will immediately terminate.
(d)    Upon termination of your employment with the Company for any reason, (i) you will immediately resign as an employee and officer as applicable, of the Company and its subsidiaries or other affiliates, and (ii) except as otherwise expressly provided in this Agreement (including, without limitation, in Section 7, Section 8 and Section 14 hereof) and any other agreement with the Company to which you are party, all rights, duties and obligations of you and the Company to each other will cease.
(e)    “Cause” means, as determined by the Company in its reasonable judgment, your (i) substantial refusal to perform, or substantial negligence or intentional misconduct in the performance of, your reasonable and lawful duties to the Company or any of its affiliates, (ii) material violation of a Company policy or written directive provided in good faith to you by the Board that is consistent with your position; (iii) commission of any act of fraud, willful misrepresentation, misappropriation, embezzlement or any act of similar gravity involving moral turpitude; (iv) commission of a felony or other crime of dishonesty or moral turpitude (or any grand jury indictment, conviction or plea of guilty or no contest with respect thereto); (v) material breach of this Agreement, including, without limitation, the failure to follow the reasonable and lawful directives of the Board in accordance with Section 2 and any breach of Section 7 or Section 8; or (vi) other acts or omissions that, in the reasonable discretion of the Board, materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business; provided you will have twenty (20) days to cure any violation or breach of clauses (i), (ii) or (v) after receiving written notice thereof from the Company, if any such violation or breach is subject to cure.
(f)    “Disability” means any illness, injury, accident or condition of either a physical or psychological nature which, despite reasonable accommodations, results in you being unable to perform substantially all the duties of your employment with the Company for a period of ninety (90) consecutive days or one hundred eighty (180) total days during any period of three hundred sixty-five (365) consecutive days.
(g)    “Good Reason” means any of the following actions that are done without your consent: (i) an adverse change to your title[s], authority, duties or responsibilities as Executive Vice President, Chief Financial Officer of Parent; (ii) a reduction in your Base Salary or Target Bonus or failure to pay your Base Salary or any earned annual bonus (other than in connection with a reduction to base salary applicable to other senior executives of the Company); (iii) a material breach of this Agreement; or (iv) a relocation of your primary work location of more than fifty (50) miles; provided that for an event to constitute Good Reason (A) you must provide written notice to the Board of such event within thirty (30) days of its occurrence, (B) the Company must fail to cure such event in all material respects within thirty (30) days of receipt of such notice and (C) you must terminate employment within five (5) days after the end of such
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cure period. An event will not constitute Good Reason if the provisions of this section are not satisfied.
7.    Confidentiality; Proprietary Rights.
(a)    Without the written consent of the Board, you will not during the Term or for a period of five (5) years thereafter disclose to any person or entity any confidential or trade secret information obtained by you while in the employ of the Company or its predecessors or successors, or use any such information (other than disclosure to a person or entity to which disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties as an executive manager of the Company or its subsidiaries or other affiliates); provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by applicable law, regulation or judicial process, provided that you give the Company prompt notice of such required disclosure and a reasonable opportunity to seek protection of the information prior to any such disclosure, or (ii) that becomes generally available to the public other than as a result of its disclosure by you in violation of this Agreement or other contractual obligation with the Company or its affiliate. Additionally, pursuant to the federal Defend Trade Secrets Act, you are informed that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.
(b)    All processes, methods and other developments conceived, developed or reduced to practice by you during your employment with the Company which are directly or indirectly useful in, or relate to, the business of or services provided by the Company or any of its affiliates shall be promptly and fully disclosed by you to an appropriate executive manager of the Company (accompanied by all papers and other materials relating thereto) and shall be the Company’s exclusive property. You will, upon the Company’s request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such development (and to direct issuance to the Company of all copyrights or other registrations with respect thereto).
(c)    For the avoidance of doubt, nothing contained in this Agreement (i) limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity, including reporting any good faith allegation of unlawful employment practices or criminal conduct or participating in any related proceeding, or (ii) prevents you from making any truthful statements or disclosures required by law, regulation or legal process, or from requesting or receiving confidential legal advice.
8.    Restricted Activities. You acknowledge and agree that during the course of your involvement and/or employment with the Company or its subsidiaries, you have had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers, strategic partners, licensees, licensors, lessors and other business associates of the Company and its subsidiaries which relationships constitute goodwill of the Company and
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its subsidiaries, and the Company and its subsidiaries would be irreparably damaged if you were to take actions that would damage or misappropriate such goodwill. Accordingly, you agree as follows:
(a)    You acknowledge that the Company and its subsidiaries currently conduct their business throughout the United States (the “Territory”). For purposes hereof, the “Territory” shall also include any international market in which the Company or any of its subsidiaries conducts its business or has plans that have been considered by the Board to conduct its business, in either event, prior to the Termination Date. Accordingly, during the Restricted Period (as defined below), you shall not directly or indirectly, either for yourself or for any other person or entity: (i) own, manage, engage in, operate, control, work for, consult with, render services for, or participate in or acquire, maintain any interest in (financial, proprietary or otherwise) any business that engages in the Line of Business (as defined below) within the Territory or (ii) solicit any supplier, vendor, licensee, licensor, or other material business relation of the Company or its subsidiaries to reduce its business with, or diminish the nature of its business or relationship with, the Company or its subsidiaries or otherwise influence or seek to influence such relationship in a manner adverse to the Company and its subsidiaries. For purposes herein, “Line of Business” shall mean the business of the Company or its subsidiaries as conducted as of the date hereof or at any time during your employment or which is under active consideration by the Board at your Termination Date.
(b)    Notwithstanding the foregoing, your aggregate passive ownership of no more than two percent (2%) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any part thereof) within the Territory, shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any entity in which you have any financial or other interest directly or indirectly enters into the Line of Business during the Restricted Period, you shall use reasonable best efforts to divest all of your interest in such entity within thirty (30) days after learning that such entity has entered the Line of Business.
(c)    You covenant and agree that during the Restricted Period you will not, directly or indirectly, either for yourself or for any other person or entity, (i) solicit any employee, consultant or agent of the Company (other than your personal assistant or secretary) or any affiliate of the Company to terminate his, her, or its employment or other relationship with the Company or any affiliate of the Company or (ii) hire, employ or engage (or cause to be hired, employed or engaged) any such individual. For the avoidance of doubt, this paragraph will not be violated solely by the placement of a general advertisement or an individual responding to a solicitation by a recruiter with whom you have had no involvement, so long as you do not hire or solicit any such individual responding to such advertisement or solicitation.
(d)    “Restricted Period” means the period of your employment or service with the Company and its subsidiaries plus two (2) years following the Termination Date.
(e)    Non-Disparagement. Subject to Section 7(c), you agree not to make negative comments about or otherwise disparage the Company and its affiliates or controlling stockholders, or their officers, directors, employees, shareholders, members, agents or products at any time, either during your employment with the Company or its subsidiaries or thereafter. The Company agrees (i) not to issue a press release disparaging you, and (ii) to direct its executive
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officers and directors not to, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about or otherwise disparage you in any manner that is likely to be harmful to your business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), by statements that are necessary or appropriate in connection with performing duties and obligations to the Company.
(f)    You agree that the restrictions contained in this Section 8 are reasonably necessary for the protection of the Company and its affiliates and that a violation of such provisions will cause damage that may be irreparable or impossible to ascertain and, accordingly, that the Company, in addition to other remedies available to it, will be entitled to injunctive or other similar relief in equity from a court of competent jurisdiction to enforce or restrain a violation of these restrictions without having to post bond, together with an award of reasonable attorney’s fees incurred in securing such relief. You further agree that, in the event that any provision of Section 7 or this Section 8 is determined to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Company’s affiliates are intended to be, and are, third party beneficiaries of this Agreement and shall be entitled to enforce it in accordance with its terms.
9.    Successors and Assigns. Neither you nor the Company may assign this Agreement or any rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that in the event of a consolidation or merger of the Company in which the Company is not the surviving entity, or the sale or transfer of all or substantially all the Company’s assets, the Company may assign this Agreement to such surviving or acquiring entity. This Agreement will inure to the benefit of and be binding upon you and the Company and your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
10.    Miscellaneous. The headings in this letter are for convenience only and will not affect the meaning hereof. This Agreement constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto, including but not limited to the employment agreement between you and Bob’s Discount Furniture Holdings, LLC dated May 12, 2023. If any provision in this letter should, for any reason, be held invalid or unenforceable in any respect, it will be construed and reformed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Connecticut without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Each party to this Agreement, by its execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Connecticut or the United States District Court located in the State of Connecticut for the purpose of any claim or proceeding between the parties arising in whole or in part in connection with this Agreement, and agrees to bring any such claim or proceeding only in Hartford County, Connecticut. No modification, amendment or waiver of this Agreement shall be effective unless in writing signed by you and the Company. Any such waiver shall be effective only in the specific instance and for the purpose for which given unless otherwise specified therein. You represent that your acceptance of this Agreement and
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performance of your obligations under this Agreement do not conflict with or violate the terms of any agreement by which you are bound, including any post-employment covenants or obligations to any other employer, entity or person.
11.    Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. If you are determined to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) at the time of your separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of any amounts under this Agreement constituting nonqualified deferred compensation subject to Section 409A will be delayed until the earlier of (i) the date that is six months and one day following your separation from service or (ii) your death. Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (a) no payment or reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (b) payment or reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (c) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
12.    Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
13.    Survival. Except as contemplated by the following sentence, this Agreement will terminate upon the Termination Date. Notwithstanding anything herein to the contrary, Sections 6, 7, 8, 9, 10, 11 and 12 will continue to apply in accordance with their terms following the Termination Date.
14.    Indemnification. The Company will indemnify you and provide you with directors and officers insurance coverage on the same basis as other directors and executive officers of the Company.
15.    Acceptance. In accepting this Agreement, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this Agreement.
Please indicate your agreement with the foregoing by signing the enclosed counterpart of this letter in the space provided below for such purpose and returning such signed counterpart to us.
[The remainder of this page is intentionally left blank.]
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Very truly yours,

BOB’S DISCOUNT FURNITURE, LLC

By:	/s/ Ryan Schaffer
Name: Ryan Schaffer
Title: Chief Legal & Development Officer

BOB’S DISCOUNT FURNITURE, INC.

By:	/s/ Ryan Schaffer
Name: Ryan Schaffer
Title: Chief Legal & Development Officer
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Accepted and Agreed To:

/s/ Carl Lukach
Carl Lukach
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Exhibit A
GENERAL RELEASE
Carl Lukach, in consideration of and subject to the performance by Bob’s Discount Furniture, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of January 21, 2026 (the “Agreement”), does hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its respective affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third- party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined will have the meanings given to them in the Agreement.
1.    I understand that any payments or benefits paid or granted to me represent (which are summarized conclusively on Exhibit A to this General Release) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits summarized in Exhibit A unless I execute this General Release within the time period permitted hereafter and do not revoke this General Release as permitted by its terms. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.    Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, agreements, promises, obligations, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, including those that arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Released Claims”).

3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement will not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.    I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Released Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving, and the Released Claims do not include: (i) any right to any Accrued Benefits or any severance or other benefits to which I am entitled under the Agreement (including, without limitation, the payments and benefits summarized in Exhibit A, which it is acknowledged I am entitled to receive as provided therein), (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification (or advancement of legal fees) under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its affiliates, including, without limitation, any applicable sale, merger or transaction agreement with respect thereto or (iv) my rights under this General Release.
6.    In signing this General Release, I acknowledge and intend that it will be effective as a bar to each and every one of the Released Claims hereinabove mentioned or implied. I expressly consent that this General Release will be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other Released Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Released Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Released Claim brought by a governmental agency on my behalf, this General Release will serve as a complete defense to such Released Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.
7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, will be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.    I agree that the terms of this General Release are confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. I may disclose the terms of the General Release to governmental entities.

9.    Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity and nothing herein shall prohibit me from accepting any U.S. Securities and Exchange Commission awards.
10.    I hereby acknowledge that Sections 6 through 14 of the Agreement will survive my execution of this General Release in accordance with their terms.
11.    I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
12.    Notwithstanding anything in this General Release to the contrary, this General Release will not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
13.    Whenever possible, each provision of this General Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this General Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(i)    I HAVE READ IT CAREFULLY;
(ii)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(iii)    I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(v)    I HAVE HAD AT LEAST [TWENTY-ONE (21)]/[FORTY-FIVE (45)] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [TWENTY-ONE (21)]/[FORTY-FIVE (45)]-DAY PERIOD;

(vi)    I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(vii)    I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(viii)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.
SIGNED:___________________________
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